Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO
Peapack-Gladstone Financial Corporation
T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS ANOTHER SOLID QUARTER AS IT CONTINUES TO EXECUTE
ITS STRATEGIC PLAN

Bedminster, N.J. – April 22, 2014 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company” recorded pretax income of $4.90 million, net income of $3.03 million and diluted earnings per share of $0.26 for the quarter ended March 31, 2014.

Doug Kennedy, President and CEO, said, “We had another solid quarter of accomplishment, as we continued to execute on our Strategic Plan – “Expanding Our Reach”. The plan focuses on the client experience and aggressively building and maintaining our private banking platform.”

•	Total end of quarter loan balances reached another record level for the Company - $1.76 billion. This level reflected an increase when compared to $1.57 billion at December 31, 2013, and $1.16 billion one year ago at March 31, 2013.
•	The Company’s net interest income for the March 2014 quarter reached another quarterly record level - $15.57 million. This level reflected improvement when compared to $14.53 million for the December 2013 quarter, and when compared to $12.43 million for the same quarter last year.
•	As previously announced, John Babcock joined the Company, effective March 10, 2014, as the head of private wealth management. Mr. Babcock is a proven leader in the wealth management space and will be a tremendous asset to the Company as it executes its strategy.

•	Also as previously announced, three seasoned wealth advisors have joined the Company from larger wealth management companies.
•	At March 31, 2014, the market value of assets under administration at the Private Wealth Management Division of Peapack-Gladstone Bank (“The Bank”) was $2.75 billion, also another record for the Company.
•	Fee income from the Private Wealth Management Division totaled $3.75 million for the March 2014 quarter reflecting growth when compared to $3.55 million for the December 2013 quarter, and $3.37 million for the March 2013 quarter.
•	Total revenue (net interest income plus other income) of $20.57 million for the March 2014 quarter reflected improvement when compared to $19.50 million for the December 2013 quarter, and to $17.51 million (after removing the $522 thousand gain on sale of classified loans) for the March 2013 quarter.
•	Asset quality metrics remained strong at March 31, 2014 when compared to prior periods. For example, nonperforming assets stood at just 0.42 percent of total assets as of March 31, 2014, compared to 0.44 percent of total assets of December 31, 2013, and 0.94 percent of total assets at March 31, 2013. Additionally, the Company’s nonperforming asset ratio compares very favorably to the weighted average for all Mid-Atlantic banks of 1.1 percent.

•	The book value per share at March 31, 2014 of $15.08 reflected improvement when compared to $14.79 at December 31, 2013 and $14.05 at March 31, 2013.
•	Capital ratios remain very strong as of March 31, 2014, even with significant asset growth for the quarter, as well as migration of lower risk weighted investment security cash flows into loans.

The following table summarizes earnings for the quarters ended:

	March	December 31,	March
	2014	2013	2013
(Dollars in millions, except EPS)	(1)	(2)	(3)
Pretax income	$4.90	$3.53	$4.89
Net income	3.03	2.40	2.89
Diluted EPS	$0.26	$0.25	$0.32

(1)	The March 2014 earnings per share calculations include all of the 2.47 million shares issued in the December 12, 2013 capital raise.

(2)	As previously reported, the December 2013 quarter included certain expenses related to two specific items totaling $806 thousand ($506 thousand net of tax), the largest of which was accelerated depreciation expense related to the Operations Center consolidation.

(3)	The March 2013 quarter included a $522 thousand ($328 thousand net of tax) gain on sale of classified loans.

Net Interest Income / Net Interest Margin

Net interest income was $15.57 million for the first quarter of 2014, reflecting an increase of $1.04 million from the December 2013 quarter and an increase of $3.14 million from the same quarter last year. The net interest margin, on a fully tax-equivalent basis, was 3.18 percent for the March 2014 quarter compared to 3.26 percent for the December 2013 quarter and 3.28 percent for the March 2013 quarter.

Net interest income for the current 2014 quarter benefitted from significant loan growth during the first quarter of 2014 as well as the last half of 2013, principally multifamily and commercial mortgages.

Net interest margin for the March 2014 quarter declined slightly when compared to the December 2013 and March 2013 quarters due to the continued effect of low market yields and tighter market spreads.

Funding / Deposits

The asset growth in the March 2014 quarter was funded by a diversified source of funding alternatives. During the quarter, $58.0 million of customer deposits, $60.0 million of brokered certificates of deposit (“CDs”), and $9.0 million of FHLB advances were added. And, investment securities cash flows of $20.4 million and capital growth of $5.2 million also funded the asset growth. Lastly, short term funding (which includes overnight wholesale borrowings plus short term brokered interest bearing demand deposit balances) provided $152.5 million of additional funding in the March 2014 quarter. Brokered interest bearing demand deposits have been utilized in place of wholesale overnight borrowings as a more cost effective alternative. The Company does ensure ample available collateralized liquidity as a backup to these short term brokered deposits.

Mr. Kennedy commented, “Our private bankers, commercial bankers, relationship bankers and our treasury management team have robust pipelines of client deposits. Given these pipelines, the Company utilized brokered CDs and borrowings with terms laddered in such a way to mature as we expect new client deposits to be added.” Mr. Kennedy went on to note, “A large portion of our short term funding at March 31, 2014 was or will be paid down in April 2014.”

Excess cash on hand held as of March 31, 2014 was used to pay down $50 million of overnight borrowings on April 1, 2014. $25 million of medium/longer term brokered CDs were added in mid-April with proceeds used to reduce overnight borrowings. Finally, the Company anticipates that the sale of the $51.2 million of one-to-four family residential mortgage loans held for sale as of March 31, 2014 will close in late April with the proceeds used to reduce short term funding.

Mr. Kennedy further commented, “We will continue to place intense focus on providing high touch client service and growing our core deposit base. Service is a key differentiator for us that will enable us to grow our business. In addition, we have a full array of treasury management products in place that will help support our core deposit growth and also our commercial lending opportunities.”

Loan Originations / Loans

Total multifamily and commercial mortgage originations were $241 million for the March 2014 quarter, compared to $164 million for the December 2013 quarter, and $37 million for the March 2013 quarter. At March 31, 2014, loans totaled $1.76 billion as compared to $1.16 billion at March 31, 2013. The multifamily and commercial mortgage loan portfolio more than doubled when comparing the March 2014 balance to the March 2013 balance. The increase was attributable to the addition of seasoned banking professionals over the course of 2013; a more concerted focus on the client service aspect of the lending process; more of a focus on New Jersey markets; and a focus on New York City multifamily markets beginning in mid-2013. The increase was also due to demand from high quality borrowers looking to refinance multifamily and other commercial mortgages held by other institutions. Mr. Kennedy noted, “Our analysis showed that multifamily lending could be grown quickly without undue risk and that this lending provides solid risk-adjusted returns.” The multifamily and commercial mortgage pipeline stood at $340 million as of March 31, 2014.

The commercial loan portfolio increased $38 million when comparing the March 2014 balance to the March 2013 balance. Mr. Kennedy said “As part of our Strategic Plan, we introduced a comprehensive Commercial & Industrial (C&I) lending program. We closed $97 million of C&I loans in 2013 and an additional $16 million in the March 2014 quarter. And, our C&I pipeline stood at $110 million as of March 31, 2014. Given our pipeline and our strategic focus, we expect C&I loan volume to increase in future periods.”

Wealth Management Business

In the March 2014 quarter, Peapack-Gladstone Bank’s Wealth Management business generated $3.75 million in fee income compared to $3.55 million for the December 2013 quarter, and compared to $3.37 million for the March 2013 quarter. The market value of the assets under administration (AUA) of the wealth management division was $2.75 billion at March 31, 2014, up from $2.54 billion at March 31, 2013. The growth in fee income and AUA was due to a combination of new business and market value improvement.

John P. Babcock, President of Private Wealth Management, noted, “Our wealth management business differentiates us from our peer group competitors, adds significant value to our Company, and is a key component of our overall strategy to incorporate wealth in to every conversation we have with all of our clients, across all lines of business. Mr. Babcock went on to comment, “I am very excited to have joined the existing high-caliber team of wealth professionals here at PGB. The quality of this existing team and the level of advice and service it delivers to clients, combined with our forward vision, has enabled me to attract other proven, high-performing wealth advisors. I look forward to continuing to build-out and grow the size of our team as well as expanding the platform of products, services and advice we can deliver to our clients.”

Other Noninterest Income

In the March 2014 quarter, other noninterest income, exclusive of wealth management fees and securities gains, totaled $1.14 million, reflecting a decrease of $282 thousand when compared to the same quarter a year ago. The March 2014 quarter included $112 thousand of income from the sale of newly originated residential mortgage loans, down from $470 thousand in the same 2013 quarter.

Mr. Kennedy commented, “As noted in prior quarters, the rise in mortgage rates in the middle of 2013 caused a decrease in residential mortgage loan originations and resultant mortgage banking income. Reduced levels of mortgage banking income was expected and planned for, and reduced levels of mortgage banking income are expected to be ongoing. Fortunately, mortgage banking income is not a significant portion of revenue. Further, we have reduced our overhead expense associated with mortgage banking; we have improved our loan volume on the commercial front which has and will improve net interest income; and we have introduced treasury management services/products, which we expect will contribute to noninterest income in the future.”

Securities gains were $98 thousand for the March 2014 quarter compared to $289 thousand for the March 2013 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the short duration of the securities portfolio, sales have been employed less often in recent periods.

Operating Expenses

The Company’s total operating expenses were $14.34 million for the quarter ended March 31, 2014 compared to $12.29 million in the same 2013 quarter, reflecting an increase of $2.05 million. Salary and benefits expense accounted for the bulk of the increase, due to strategic hiring in line with the Company’s Strategic Plan, including hires associated with implementation of Enterprise Risk Management, as well as normal salary increases and increased bonus/incentive accruals. Also, when comparing the March 2014 expense levels to those in March 2013, 2014 included increased occupancy costs associated with the new Princeton and Teaneck Private Banking offices, as well as various professional and other fees associated with various training and consulting, some of which was associated with the Strategic Plan.

Mr. Kennedy noted, “We expected higher operating expenses as we execute our Strategic Plan. We expect that the trend of higher operating expenses will continue in 2014 as we bring on high caliber revenue producers, and continue to invest in our infrastructure in line with our Strategic Plan. Further, we generally expect revenue and profitability related to new personnel to lag those expenses by several quarters. It is important to note, however, that we did see an improvement in quarterly revenue since we launched our Plan, particularly in the December 2013 and March 2014 quarters, as our Plan began to gain momentum late in 2013.”

When comparing the March 2014 expense levels to those of December 2013, operating expenses declined $307 thousand. However, the December 2013 quarter included certain expenses related to two specific items totaling $806 thousand, the largest of which was accelerated depreciation expense related to the Operations Center consolidation. Excluding these items, operating expenses would have increased $499 thousand, as contemplated in our Plan.

Provision for Loan Losses / Asset Quality

For the quarter ended March 2014, the Company’s provision for loan losses was $1.33 million, the same amount as the December 2013 provision, and up $475 thousand when compared to the $850 thousand provision for the March 2013 quarter. Charge-offs, net of recoveries, for the March 2014 quarter were only $111 thousand.

At March 31, 2014 the allowance for loan losses was 222 percent of nonperforming loans and 0.94 percent of total loans. Nonperforming assets totaled $9.5 million or just 0.42 percent of total assets at March 31, 2014 compared to $15.4 million or 0.94 percent of assets at March 31, 2013.

Capital / Dividends

During the March 2014 quarter, the Company continued to employ the capital raised in December 2013 by continuing to grow loans. At March 31, 2014, the Company’s leverage ratio, tier 1 and total risk based capital ratios were 8.5 percent, 13.1 percent and 14.3 percent, respectively. The Company’s ratios are all significantly above the levels required to be considered well capitalized under regulatory guidelines applicable to banks.

On April 17, 2014, the Board of Directors declared a regular cash dividend of $0.05 per share payable on May 15, 2014 to shareholders of record on May 1, 2014.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $2.25 billion as of March 31, 2014. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2013. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in Thousands)
(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
ASSETS
Cash and due from banks	$6,373	$6,534	$5,886	$5,978	$5,030
Federal funds sold	101	101	101	101	100
Interest-earning deposits	95,059	28,512	33,528	60,783	94,147
Total cash and cash equivalents	101,533	35,147	39,515	66,862	99,277

Securities available for sale	248,070	268,447	273,952	270,334	283,448
FHLB and FRB Stock, at cost	12,765	10,032	7,707	4,729	4,643

Loans held for sale, at fair value	1,769	2,001	724	4,684	1,828
Loans held for sale, at lower of cost
or fair value	51,184	—	—	—	—

Residential mortgage	481,850	532,911	527,927	532,356	523,051
Commercial mortgage	1,063,470	831,997	680,762	534,371	455,670
Commercial loans	143,389	131,795	110,843	106,598	105,305
Construction loans	6,075	5,893	8,390	9,179	9,180
Consumer loans	20,945	21,852	19,932	19,552	20,782
Home equity lines of credit	45,820	47,905	47,020	47,583	46,778
Other loans	1,851	1,848	2,075	2,545	997
Total loans	1,763,400	1,574,201	1,396,949	1,252,184	1,161,763
Less: Allowances for loan losses	16,587	15,373	14,056	13,438	13,279
Net loans	1,746,813	1,558,828	1,382,893	1,238,746	1,148,484

Premises and equipment	31,087	28,990	29,022	29,021	29,429
Other real estate owned	2,062	1,941	2,759	3,347	4,141
Accrued interest receivable	4,788	4,086	4,017	3,972	3,768
Bank owned life insurance	32,065	31,882	31,691	31,490	31,283
Deferred tax assets, net	9,366	9,762	7,951	8,608	10,384
Other assets	9,983	15,832	17,473	17,797	18,647
TOTAL ASSETS	$2,251,485	$1,966,948	$1,797,704	$1,679,590	$1,635,332

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$350,987	$356,119	$345,736	$326,916	$307,730
Interest-bearing demand deposits	407,127	378,340	338,626	352,196	336,934
Savings	119,750	115,785	115,571	115,823	114,804
Money market accounts	660,691	630,173	611,498	559,439	547,302
Certificates of deposit – Retail	151,730	151,833	156,132	163,552	169,334
Certificates of deposit – Brokered	65,000	5,000	5,000	5,000	5,000
Subtotal deposits:	1,755,285	1,637,250	1,572,563	1,522,926	1,481,104
IB Demand – Brokered	138,011	10,000	—	—	—
Total deposits:	1,893,296	1,647,250	1,572,563	1,522,926	1,481,104

Overnight borrowings	79,400	54,900	30,361	—	—
Federal home loan bank advances	83,692	74,692	47,692	12,000	12,099
Capital lease obligation	9,917	8,754	8,809	8,864	8,918
Other liabilities	9,308	10,695	11,861	11,687	8,605
TOTAL LIABILITIES	2,075,613	1,796,291	1,671,286	1,555,477	1,510,726
Shareholders’ equity	175,872	170,657	126,418	124,113	124,606
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$2,251,485	$1,966,948	$1,797,704	$1,679,590	$1,635,332

Assets under administration at
PGB Trust & Investments
(market value, not included
above)	$2,745,955	$2,690,601	$2,581,813	$2,520,424	$2,544,465

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	7,473	6,630	6,891	8,075	11,290
Other real estate owned	2,062	1,941	2,759	3,347	4,141
Total nonperforming assets	$9,535	$8,571	$9,650	$11,422	$15,431

Nonperforming loans to
total loans	0.42%	0.42%	0.49%	0.64%	0.97%
Nonperforming assets to
total assets	0.42%	0.44%	0.54%	0.68%	0.94%

Accruing TDR’s (A)	$12,340	$11,114	$6,133	$6,131	$5,986

Loans past due 30 through 89
days and still accruing (B)	$5,027	$2,953	$2,039	$1,544	$1,791

Classified loans	$35,075	$33,827	$32,430	$32,123	$35,945

Impaired loans	$19,814	$17,744	$16,794	$17,977	$21,046

Allowance for loan losses:
Beginning of period	$15,373	$14,056	$13,438	$13,279	$12,735
Provision for loan losses	1,325	1,325	750	500	850
Charge-offs, net	(111)	(8)	(132)	(341)	(306)
End of period	16,587	15,373	14,056	13,438	13,279

ALLL to nonperforming loans	221.96%	231.87%	203.98%	166.41%	117.62%
ALLL to total loans	0.94%	0.98%	1.01%	1.07%	1.14%

Capital Adequacy
Tier 1 leverage	8.48%	9.00%	7.20%	7.39%	7.37%

Tier I capital to risk weighted assets	13.09%	14.07%	11.30%	11.84%	12.16%

Tier I & II capital to
risk-weighted assets	14.34%	15.33%	12.55%	13.09%	13.41%

Common equity to total assets	7.81%	8.68%	7.03%	7.39%	7.62%
(End of period)

Book value per share (C)	$15.08	$14.79	$14.12	$13.93	$14.05

(A)	Does not include $3.0 million at March 31, 2014, $2.9 million at December 31, 2013, $3.3 million at September 30, 2013, $3.3 million at June 30, 2013 and $3.3 million at March 31, 2013 of TDR’s included in nonaccrual loans

(B)	From 12/31/13 to 3/31/14, the Company had an increase of $2.074 million in loans that are 30-89 days past due. This is due to one commercial real estate loan in the amount of $2.019 million. The borrower has informed the Company that the property is under contract for sale and that repayment would be made in full upon sale.

(C)	Tangible book value per share was $15.03 at March 31, 2014, $14.75 at December 31, 2013, $14.02 at September 30, 2013, $13.84 at June 30, 2013, and 13.95 at March 31, 2013. Tangible book value per share is different than book value per share because it excludes intangible assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
LOANS CLOSED AND FUNDED
(Dollars in Thousands)
(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2014	2013	2013	2013	2013

Residential loans retained	$11,653	$20,135	$31,517	$37,352	$31,430
Residential loans sold	7,011	11,743	13,516	26,651	25,402
Total residential loans	18,664	31,878	45,033	64,003	56,832

CRE	15,841	11,972	20,357	17,080	9,490
Multifamily	225,143	152,456	143,727	70,645	27,880
Commercial loans (includes
Community banking)	15,957	39,534	40,654	8,788	15,958

Installment loans	1,877	3,081	2,489	1,198	1,228

Home equity lines of credit	4,668	3,746	3,982	2,619	4,452

Total loan originations	$282,150	$242,667	$256,242	$164,333	$115,840

	For the Three Months Ended
	March 31,	March 31,
	2014	2013

Residential loans retained	$11,653	$31,430
Residential loans sold	7,011	25,402
Total residential loans	18,664	56,832

CRE	15,841	9,490
Multifamily	225,143	27,880
Commercial loans (includes
Community banking)	15,957	15,958

Installment loans	1,877	1,228

Home equity lines of credit	4,668	4,452

Total loan originations	$282,150	$115,840

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except share data)
(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Income Statement Data:
Interest income	$16,949	$15,738	$14,423	$13,460	$13,432
Interest expense	1,378	1,210	1,050	1,012	1,005
Net interest income	15,571	14,528	13,373	12,448	12,427
Provision for loan losses	1,325	1,325	750	500	850
Net interest income after
provision for loan losses	14,246	13,203	12,623	11,948	11,577
Wealth management fee income	3,754	3,547	3,295	3,628	3,368
Gain on sale of classified loans	—	—	—	—	522
Gain on loans sold (Mortgage
banking)	112	171	277	412	470
Other income	1,031	1,130	1,022	958	955
Securities gains, net	98	125	188	238	289
Total other income	4,995	4,973	4,782	5,236	5,604
Salaries and employee benefits	8,848	8,308	8,927	7,935	7,079
Premises and equipment	2,438	2,947	2,325	2,338	2,304
FDIC insurance expense	275	286	275	280	280
Other expenses	2,778	3,105	2,638	3,526	2,630
Total operating expenses	14,339	14,646	14,165	14,079	12,293
Income before income taxes	4,902	3,530	3,240	3,105	4,888
Income tax expense	1,871	1,135	1,276	1,096	1,995
Net income	$3,031	$2,395	$1,964	$2,009	$2,893

Total revenue	$20,566	$19,501	$18,155	$17,684	$17,509	(A)
(See footnote below)

Per Common Share Data:

Earnings per share (basic)	$0.26	$0.25	$0.22	$0.23	$0.33
Earnings per share (diluted)	0.26	0.25	0.22	0.22	0.32

Weighted average number of
Common shares outstanding:
Basic	11,606,933	9,638,913	8,950,931	8,909,170	8,870,559
Diluted	11,710,940	9,746,550	9,013,419	8,955,359	8,917,180

Performance Ratios:

Return on average assets
Annualized	0.59%	0.51%	0.45%	0.48%	0.71%
Return on average common
Equity annualized	7.01%	7.42%	6.28%	6.41%	9.40%

Net interest margin
(Taxable equivalent basis)	3.18%	3.26%	3.28%	3.22%	3.28%

Operating expenses / average
Assets annualized	2.78%	3.10%	3.26%	3.39%	3.01%

(A)	Excludes a $522 thousand gain from sale of classified loans. Including this gain, total revenue was $18,031.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2014			March 31, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$207,649	$1,061	2.04%	$248,641	$1,277	2.05%
Tax-exempt (1) (2)	60,217	337	2.24	49,749	325	2.61
Loans held for sale	1,324	10	3.04	16,890	196	4.63
Loans (2) (3):
Mortgages	533,377	4,553	3.41	521,594	4,740	3.63
Commercial mortgages	935,784	9,045	3.87	431,158	4,963	4.60
Commercial	132,549	1,402	4.23	111,493	1,307	4.69
Commercial construction	5,872	67	4.58	9,217	104	4.53
Installment	21,563	228	4.24	20,930	230	4.40
Home equity	46,832	373	3.18	48,038	379	3.16
Other	563	13	8.94	626	15	9.48
Total loans	1,676,540	15,681	3.74	1,143,056	11,738	4.11
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	31,652	12	0.15	77,612	48	0.25
Total interest-earning assets	1,977,483	$17,101	3.46%	1,536,049	$13,584	3.54%
Noninterest-Earning Assets:
Cash and due from banks	6,395			5,833
Allowance for loan losses	(15,988)			(13,075)
Premises and equipment	30,748			29,808
Other assets	61,009			75,111
Total noninterest-earning assets	82,164			97,677
Total assets	$2,059,647			$1,633,726

LIABILITIES:
Interest-Bearing Deposits:
Checking	$476,666	$135	0.11%	$350,483	$79	0.09%
Money markets	653,624	333	0.20	552,863	214	0.15
Savings	116,518	15	0.05	110,662	14	0.05
Certificates of deposit	163,169	386	0.95	176,551	500	1.13
Total interest-bearing deposits	1,409,977	869	0.25	1,190,559	807	0.27
Borrowings	115,585	390	1.35	12,139	92	3.03
Capital lease obligation	9,947	119	4.79	8,936	106	4.74
Total interest-bearing liabilities	1,535,509	1,378	0.36	1,211,634	1,005	0.33
Noninterest –Bearing
Liabilities:
Demand deposits	341,196			290,835
Accrued expenses and
other liabilities	9,999			8,107
Total noninterest-bearing liabilities	351,195			298,942
Shareholders’ equity	172,943			123,150
Total liabilities and
shareholders’ equity	$2,059,647			$1,633,726
Net interest income		$15,723			$12,579
Net interest spread			3.10%			3.21%
Net interest margin (4)			3.18%			3.28%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2014			December 31, 2013
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$207,649	$1,061	2.04%	$213,779	$1,103	2.06%
Tax-exempt (1) (2)	60,217	337	2.24	57,358	333	2.32
Loans held for sale	1,324	10	3.04	1,186	17	5.76
Loans (2) (3):
Mortgages	533,377	4,553	3.41	529,451	4,552	3.44
Commercial mortgages	935,784	9,045	3.87	767,671	7,795	4.06
Commercial	132,549	1,402	4.23	115,965	1,330	4.59
Commercial construction	5,872	67	4.58	9,264	110	4.76
Installment	21,563	228	4.24	21,139	232	4.39
Home equity	46,832	373	3.18	47,613	389	3.27
Other	563	13	8.94	564	14	9.82
Total loans	1,676,540	15,681	3.74	1,491,667	14,422	3.87
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	31,652	12	0.15	38,351	17	0.18
Total interest-earning assets	1,977,483	$17,101	3.46%	1,802,442	$15,892	3.53%
Noninterest-Earning Assets:
Cash and due from banks	6,395			6,217
Allowance for loan losses	(15,988)			(14,385)
Premises and equipment	30,748			29,220
Other assets	61,009			64,818
Total noninterest-earning assets	82,164			85,870
Total assets	$2,059,647			$1,888,312

LIABILITIES:
Interest-Bearing Deposits:
Checking	$476,666	$135	0.11%	$410,409	$98	0.10%
Money markets	653,624	333	0.20	629,580	319	0.20
Savings	116,518	15	0.05	115,186	15	0.05
Certificates of deposit	163,169	386	0.95	158,085	393	0.99
Total interest-bearing deposits	1,409,977	869	0.25	1,313,260	825	0.25
Borrowings	115,585	390	1.35	61,585	281	1.83
Capital lease obligation	9,947	119	4.79	8,773	104	4.74
Total interest-bearing liabilities	1,535,509	1,378	0.36	1,383,618	1,210	0.35
Noninterest –Bearing
Liabilities:
Demand deposits	341,196			364,463
Accrued expenses and
other liabilities	9,999			11,159
Total noninterest-bearing liabilities	351,195			375,622
Shareholders’ equity	172,943			129,072
Total liabilities and
shareholders’ equity	$2,059,647			$1,888,312
Net interest income		$15,723			$14,682
Net interest spread			3.10%			3.18%
Net interest margin (4)			3.18%			3.26%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.